Exhibit 23.1

Board of Directors and Shareholders of
 Sunburst Acquisitions V, Inc.

Consent of Independent Registered Public Accounting Firm
We hereby consent to your reference of our audit report dated November 13, 2017 on the financial statements as of December 31, 2016 and 2015, and for the years then ended of Sunburst Acquisitions V, Inc. for the Company's registration statement on Form 10.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 13, 2017	Certified Public Accountants